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                                                                     Exhibit 5.1




                                  March 2, 1998


ISS Group, Inc.
41 Perimeter Center East
Suite 660
Atlanta, Georgia 30346

         Re:      ISS Group, Inc.
                  Registration Statement on Form S-1 for 3,450,000 Shares of Common Stock (SEC Registration No. 333-44529)

Ladies and Gentlemen:

         We have acted as counsel to ISS Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 3,070,000 shares of the Company's Common Stock (the "Company Shares"), which shares include up to 385,000 shares of the Company's Common Stock that are subject to certain over-allotment options granted by the Company to the underwriters of the proposed offering, and the sale by certain stockholders of the Company of 380,000 shares of the Company's Common Stock (the "Selling Stockholder Shares"), which shares include 65,000 shares of the Company's Common Stock that are subject to certain over-allotment options granted by certain of the selling stockholders to the underwriters of the proposed offering, pursuant to the Company's Registration Statement on Form S-1 (SEC Registration Number 333-44529) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         This opinion is being furnished in accordance with the requirements of
Item 16(a) for Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with (i) the issuance and sale of the Company Shares and (ii) the sale of the Selling Stockholder Shares. Based upon such review, we are of the opinion that the Company Shares and the Selling Stockholder Shares have been duly authorized, the Selling Stockholder Shares are validly issued, nonassessable and, to our knowledge, fully paid, and the Company Shares if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid and nonassessable.
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ISS Group, Inc.                                                    March 2, 1998
                                                                          Page 2




         We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the to reference to this firm under the caption "Validity of Common Stock" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Company Shares or the Selling Stockholder Shares.

                                    Very truly yours,

                                    BROBECK, PHLEGER & HARRISON LLP